Exhibit 10.1

AMENDMENT TO THE
FIRSTMERIT CORPORATION AMENDED AND RESTATED
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

WHEREAS, FirstMerit Corporation, an Ohio corporation (the “Corporation”), adopted the FirstMerit Corporation Amended and Restated Supplemental Executive Retirement Plan (the “Plan”), originally effective as of February 13, 1987, and amended and restated effective as of August 28, 1995, January 1, 2001 and January 1, 2008, and amended effective as of January 8, 2009; and
WHEREAS, Section 9.07 of the Plan provides that the Corporation may amend the Plan from time to time, provided that such amendment does not reduce the benefits or rights of any Member (as defined in the Plan) or his Beneficiary (as defined in the Plan) accrued prior to the date of such amendment; and
WHEREAS, the Corporation desires to make the amendments to the Plan set forth herein (the “Amendment”); and
WHEREAS, subject to the provisions of Article X of the Plan (as modified by this Amendment), the purpose and intent of the Amendment are to freeze the benefit payable under the Plan to the CEO at the level of the benefit accrued by the CEO under the Plan as of November 30, 2013, such that neither later increases nor decreases in the CEO’s compensation nor any other change in circumstances shall cause any increase or decrease in the amount payable to the CEO under the Plan, provided that nothing contained in this Amendment shall change the timing of the payment to the CEO of his benefit in a single lump sum amount under the Plan; and
WHEREAS, this Amendment shall be administered and interpreted consistently with the intent and purpose expressed in the preceding paragraph;
NOW, THEREFORE, the Corporation hereby amends the Plan by:
1.    Adding a new subparagraph (g) at the end of Section 4.02 to read as follows:

“(g) Notwithstanding any other provision of the Plan, but subject to the provisions of Article X of the Plan (as modified by the Amendment to the Plan dated December 20, 2013), the amount payable to the CEO on his Benefit Commencement Date shall be determined as follows:
(i) The Monthly Retirement Income of the CEO shall be determined pursuant to the preceding provisions of Section 4.02 as if the CEO had terminated employment on November 30, 2013.
(ii) The Actuarial Equivalent lump sum value of the Monthly Retirement Income determined pursuant to the preceding paragraph (i) shall be calculated based on the actuarial factors that would be applied in the case of the CEO if his Retirement Date was in 2013.
(iii) The amount determined pursuant to the preceding paragraph (ii), which equals $20,486,888, shall be credited to a cash balance pension account to be maintained under the Plan for the CEO.
(iv) The cash balance pension account described in the preceding paragraph (iii) shall be maintained, without crediting any interest on the amount credited to such cash balance account, until such time as payment of the benefit of the CEO (which shall be treated for purposes of the other provisions of the Plan as Post-2004 Monthly Retirement Income) is required by the other terms of the Plan, at which time the amount credited to such cash balance pension account shall be paid to the CEO, or, if applicable, his Beneficiary, pursuant to the other terms of the Plan, and such payment shall be in satisfaction of all amounts owed to the CEO (or his Beneficiary) under the Plan.”
2.    Amending Section 10.01 of the Plan to read in its entirety as follows:

“Section 10.01 (a) In the case of Members other than the CEO, the Committee may forfeit the Pre-2005 Monthly Retirement Income and/or the Post-2004 Monthly Retirement Income, or suspend the payment of the Pre-2005 Monthly Retirement income, payable to any such Member, or Beneficiary of any such Member, if the Committee determines, in its sole discretion, that such Member committed one or more of the following acts while employed by the Employer:

(i)	Felonious criminal activity whether or not affecting the Employer.

(ii)	Disclosure to unauthorized persons of Employer information which is believed by the Board of Directors to be confidential.

(iii)	Dishonesty or breach of any contract with, or violation of any legal obligation to, the Employer.

(iv)	Gross negligence or insubordination in the performance of duties of the position held by such Member.
(b) The Committee may forfeit or suspend the benefit of the CEO under the Plan if the CEO commits one or more of the following acts while employed by the Employer and the Committee gives the CEO written notice of its intention to do so (such notice to be effective on the date it is given and such date being called the “Forfeiture/Suspension Date”):

(i)
Any act of fraud, intentional misrepresentation, embezzlement, misappropriation or conversion by the CEO of the assets or business opportunities of the Company or any other entity that is related through common ownership to the Company (the Company and all other entities related through common ownership to the Company are individually called “Group Members” and collectively are called the “Group”);

(ii)
Conviction of the CEO of (or plea by the CEO of guilty to) a felony (or a misdemeanor that originally was charged as a felony but was reduced to a misdemeanor as part of a plea bargain) or intentional and repeated violations by the CEO of the Company’s written policies or procedures;

(iii)
Disclosure, other than through mere inadvertence or other than acting in the course and scope of duties or pursuant to a subpoena, to unauthorized persons of any Confidential Information (as defined below);

(iv)
Intentional and material breach of any contract with or violation of any legal obligation owed to the Group, the Company or any Group Member provided that a breach shall be considered intentional and material only if the CEO fails to cure to the best of the CEO’s ability such breach within thirty (30) days after delivery to the CEO of a notice from the Board specifying such breach;

(v)	The CEO’s (A) willful and intentional failure to materially comply (to the best of his ability) with a specific, written direction of the Board of Directors that is consistent with normal business practice and not inconsistent with the CEO’s responsibilities under any employment agreement between the CEO and the Company, provided that a failure shall be considered willful only if the CEO fails to cure to the best of the CEO’s ability any such failure to materially comply with such written direction of the Board of Directors within thirty (30) days after delivery to the CEO of a notice from the Board of Directors specifying any such failure; and further provided that any such failure shall not be deemed willful or intentional if based on the CEO’s good faith belief, as expressed by written notice to the Board of Directors given within thirty (30) days after such failure, that the implementation of such direction of the Board of Directors would be unlawful or unethical and such notice is accompanied by the opinion of nationally recognized corporate counsel that such implementation would be unlawful or unethical, (B) willful engagement in gross misconduct materially and demonstrably injurious to the Group, the Company or any Group Member or (C) material breach of any employment agreement between the CEO and the Company, provided that such breach is not cured within thirty (30) days after delivery to the CEO of a notice from the Board of Directors requesting cure; or

(vi)
Any intentional cooperation with any party attempting to effect a Change in Control (as defined in any change in control or displacement agreement between the CEO and the Company) unless (A) the Board of Directors has approved or ratified that action before the Change in Control or (B) that cooperation is required by law.

However, the CEO will not be considered to have committed any of the acts set forth above solely because the CEO is absent from active employment during periods of paid-time-off, consistent with the Company’s applicable paid-time-off policy, sickness or illness or while suffering from an incapacity due to physical or mental illness, including a condition that does or may result in a Disability or other period of absence initiated by the CEO and approved by the Company.
The CEO’s benefit under the Plan may not be forfeited or suspended unless:

(x)
No fewer than (30) days prior to the Forfeiture/Suspension Date, the Committee provides the CEO with written notice (the “Notice of Consideration”) of its intent to consider forfeiture or suspension of the CEO’s benefit under the Plan, including a detailed description of the specific reasons which form the basis for such consideration;

(y)
On a date designated in the Notice of Consideration, which date shall be at least thirty (30) days following the date the Notice of Consideration is provided, the CEO shall have the opportunity to appear before the Board of Directors, with or without legal representation, at the CEO’s election, to present arguments and evidence on his own behalf; and

(z)
Following the presentation to the Board of Directors as provided in subparagraph (y) above or the CEO’s failure to appear before the Board of Directors at the date and time specified in the Notice of Consideration, the CEO’s benefit under the Plan may be forfeited or suspended only if the Board of Directors, by a seventy-five percent  (75%) vote of its members (excluding the CEO if he is a member of the Board of Directors), determines that the actions or inactions of the CEO specified in the Notice of Consideration occurred, that such actions or inactions constitute one or more of the acts set forth in subparagraph  (i)

through (vi) above and that the CEO’s benefit under the Plan shall be forfeited or suspended.

(c)
“Confidential Information” means any and all information (other than information in the public domain) related to the Group’s, the Company’s or any Group Member’s business, including all processes, inventions, trade secrets, computer programs, technical data, drawings or designs, information concerning pricing and pricing policies, marketing techniques, plans and forecasts, new product information, information concerning methods and manner of operations and information relating to the identity and location of all past, present and prospective customers and suppliers.”

IN WITNESS WHEREOF, this Amendment is adopted this 20th day of December, 2013.
FIRSTMERIT CORPORATION

By: /s/ Christopher J. Maurer_______________
Print Name: Christopher J. Maurer__________
Title: Executive Vice President_____________